Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of United Financial Bancorp, Inc. of our report dated June 12, 2012, on the consolidated balance sheet of New England Bancshares, Inc. and Subsidiary as of March 31, 2012 and 2011, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the year then ended, appearing in the Annual Report on Form 10-K for New England Bancshares, Inc. for the fiscal year ended March 31, 2012.

We also consent to the reference to our firm under the caption “Experts” in the registration statement.

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts

September 6, 2012